Exhibit 99.2

Energous Corporation
Third Quarter 2021 Earnings Conference Call
Thursday, November 11, 2021, 4:30 PM Eastern
CORPORATE PARTICIPANTS Cesar Johnston - Chief Executive Officer Bill Mannina - Chief Financial Officer Matt Sullivan - Investor Relations

PRESENTATION

Operator

Good afternoon and welcome to the Energous Corporation Third Quarter 2021 Financial Results Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note, this event is being recorded.

I would now like to turn the conference over to Matt Sullivan of Investor Relations. Please go ahead.

Matt Sullivan

Thank you, Anthony, and welcome everyone. Before we begin, I would like to remind participants that during today’s call, the company will make forward-looking statements. These statements, whether in prepared remarks or during the Q&A session, are subject to inherent risks and uncertainties that are detailed in the company’s filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Energous disclaims any obligation or undertaking to publicly release updates or revisions to the forward-looking statements contained herein, or elsewhere that reflect changes and expectations with regard to those events, conditions, and circumstances.

Also, please know that during this call, Energous will be discussing non-GAAP financial measures as defined by SEC Regulation G. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in today’s press release, which is posted on the company’s website.

Now, I would like to turn the call over to Cesar Johnston, acting CEO of Energous. Please go ahead Cesar.

Cesar Johnston

Thanks Matt. Good afternoon and welcome to the Energous 2021 third quarter conference call. Joining me today is Bill Mannina, our acting Chief Financial Officer. The third quarter of 2021 was significant for Energous for several key reasons.

Number one, we continue to sharpen our vision for the company, with a focus on far field technologies, and the deployment of wireless power networks. Number two, and this is very important; we received FCC approval for our 1 watt WattUp PowerBridge transmitter technology for active energy harvesting power transfer at any distance, no distance limitation. And number three, we established new partnerships with IoT market leaders that will drive the demand for wireless power delivered at a distance into 2022 and beyond.

We at Energous are at an important inflection point that we believe will move the company into the next phase, as we leverage the significant and accelerated investments being made by a number of companies in low powerage devices, including electronic shelf labels, retail tags, IoT sensors, and low powerage computing. We are gaining recognition as a leading player in the development of RF Power Transmission semiconductor devices for deployment of a new generation of wireless power networks.

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Our vision of RF Power Transmission at a distance, within the context of market needs and regulatory constraints continues to evolve, and is driving development and availability of our WattUp PowerBridge transmitter solutions at 1 watt and 5.5 watt conducted power.

We recently announced FCC approval for our one-watt solution, which complements our earlier European Union Regulatory Certification for unlimited distance wireless charging. Given this positive fraction, we are pleased to share that we have started production of our 1 WATT WattUp power bridge transmitters, to fulfill orders for our first WattUp wireless power network customer with deliverables beginning in Q4 of 2021.

We believe that our wireless power networks will broadly serve the power needs of the IoT Ecosystem, where wireless power networks will support numerous receiver devices in multiple vertical market segments from retail, to industrial, to healthcare, with their related tasks, sensors and CPUs. When receiving power wirelessly from an Energous power network, these receivers can be deployed with the smaller batteries, and even with no batteries at all, leading to greener, lower cost, and easier to maintain IoT deployments.

As an example, IoT wireless power receivers could support artificial intelligence processing at the edge of an IoT network for audio or video processing, improving device uptime, falling cycles, and timeliness of data flows.

Currently, many new features of IoT devices struggle to be implemented due to the limits of ambient Energous harvesting, their power demands and battery depletion cycles, injecting power wirelessly into these environments can greatly improve IoT device performance and deployment feasibility.

Looking at our financial performance, we are pleased to report that third quarter revenues rose to $200,000…$201,000 compared to $61,500 in the 2020 third quarter. Sequentially, third quarter revenues were up from $185,000 in second quarter. Bill will provide a more detailed breakdown of our financial results, including our balance sheet, which we recently further strengthened through our previously announced ATM financing.

Now, for an update on our operations. Our search for a CEO continues and we have no immediate updates. In August 2021, and now going into our agreement with Renesas, Renesas closed their previously announced acquisition of Dialog semiconductor. And as a consequence, Energous was notified during the quarter that Renesas wished to amicably terminate our system agreement with Dialog.

Our agreement provides for an orderly transition upon notice of termination, and we have begun transferring manufacturing operations back to our company for the 4 Energous devices that were part of the agreement, namely the EN 4100, which is our transmitter, the EN 3210, our one watt power amplifier, the EN 2223, and the EN 2210 receivers, which are all CMOS devices. I would like to point out, and it’s important to note that these 4 devices were 100% designed and engineered by Energous. And we own all of the IP, and we have exclusive rights to them.

Now, why is it important to point this out? Because, as designers and the team that actually engineered these devices, we have deep technical knowledge of them, and we have a deep understanding also of the Dialog processes, which will allow for a smooth transition of [indiscernible] and test back to Energous. We will use our existing production and test capabilities which we employ today for our other devices in our portfolio, and which by the way were not part of the Dialog agreement.

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Furthermore, the production foundry that these devices are fabricated at, is a third-party company with whom both Dialog and Energous have independently had long-lasting business relations. Simultaneously on the sell support side, the Energous team has been deeply engaged with Dialog on potential customer opportunities providing technical, sales and business support to our joint customers, and the Energous team has now direct ownership of the full customer funnel. In summary, we do not expect a negative materially impact to our business as we transition manufacturing and sales, and as we complete the business transition we expect that working together with the Renesas Dialog team, the trustworthy operations will proceed smoothly.

Now, moving on the technical side, we would like to provide you more background of our WattUp Power breach transmitters and our vision to be the backbone for WattUp base wireless power networks, which we believe represents a significant market opportunity for the Company and we’re very, very excited of today.

During the third quarter, we strengthened our position supporting the application of our active Harrison technology. WattUp wireless powered networks operate in a similar architectural manner as communication networks by deploying multiple transmitters across a given power transmission area. Energous WattUp power transmitters merge our power network needs with communication networks via our….via lead link.

This results in a transmission device, in this case once more, PowerBridge that can be deployed in a ubiquitous manner to immediately build WattUp wireless power networks supporting an ecosystem of multiple types of IoT receive devices, simultaneously receiving multiple levels of power.

As an example, IoT connected devices with varying power needs, such as tags and sensors, can be installed in retail, industrial, and healthcare markets adding to a potential total addressable market of 30 billion devices by the year 2025, as stated in the report by a statistics, a statistics internet of things, and non-IT IoT active device connections worldwide from 2010 to 2025.

In addition to the first shipments of production of our one watt WattUp power bridge transmitters we mentioned earlier, we recently announced its availability via a developer kit which allows designers of IoT devices to rapidly explore the benefits of deploying Energous WattUp -based wireless power networks in their solutions.

Furthermore, our WattUp Power hub technology which has been developed on a common technology platform and approached our WattUp Power Bridge transmitters received European Union certification back in May 2021.

Our RF semiconductor devices, along with our WattUp software developer kit and advanced antennas are the key ingredients to build our WattUp powered bridge transmitters, which can be deployed to complement again, as previously discussed, any communication infrastructure and allow us to gather IoT receiver data by effectively concentrating valuable and monetizable data into a cloud infrastructure.

For example, our WattUp PowerBridge is easily attached to a Wi-Fi access point, leveraging our customers existing investment to provide rapidly deploy, and consistent powered coverage if desired. Our VLE communications interface can be leveraged, to provide additional data communication channels, even performing data concentration, and data relaying to Wi-Fi APs, and IoT devices.

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Now, a quick update on our partners. Looking ahead, we believe that Energous is now positioned to be a significant player in the development of IoT wireless powered networks. We continue to productively partner with multiple companies that share and complement our vision and technologies. We have previously discussed and announced our partnership with e-peas, E Ink, Atmosic Technology. And we are productively uniting our individual efforts to leverage our collective investments. This quarter...and this is a very important and very…..we’re happy to announce our new partnership with Wiliot.

The collaboration positions Energous to support Wiliot as the leader, in the deployment of ultra-low-power Smart tasks or as they call it, IoT pixels, which will revolutionize the extraction of relevant and monetizable data into the Wiliot Cloud. Wiliot’s technology is an important development in the real-world deployment of next-generation RFID-like networks, providing a new emerging market.

On the regulatory side, we continue to see progress internationally, and we are opening new markets for wireless power transmission. As previously discussed in our previous earning calls, we see significant advantages in the 900-megahertz band compared to other bands, which are more crowded and suffer from higher propagation losses, which enable Energous WattUp solutions substantial technology advantages in both efficiency and range.

Additionally, we’re seeing a steady progress at the International Telecommunications Union, ITU, towards full global allocation of wireless power transmission, including the 900-megahertz band. And in Japan, we’re seeing the broadband wireless forum continuing its progress on RF-based wireless power transmission.

We continue our engagement and our discussions with the FCC, and we with industry collaboration are part of an expert test filling that now has focused on obtaining regulatory approval of higher-performance next-generation systems.

Finally, we’re pleased to share with you that earlier today, we announced that we have received 2 CES Awards: the first for embedded technology, and the second for sustainability, ECO design, and SmartHome. These awards recognize our RF wireless power network technology. Energous will present at CES 2022 in January, demonstrating the award-winning WattUp PowerBridge transmitters, and with multiple partners to display an end-to-end WattUp Energous harvest in ecosystems of transmitters and receivers and all operating IoT and Edge sensors, including CPUs as well. We’ll also include demonstrations of our power hub, and our near-field technologies.

In summary, our WattUp PowerBridge at a distance charging transmitters are ready to support the advent of the IoT age, as we open the U.S. and EU markets for wireless power networks. I will now turn the call over to Bill Mannina, our acting CFO. Bill.

Bill Mannina

Thanks Cesar. As you saw at the close of the market today, we issued our Q3 earnings press release announcing the operating and financial results for our fiscal 2021 third quarter-ended September 30th. For the third quarter, we recognized $201,000 in revenue, compared to $185,000 in the prior quarter, and approximately $62,000 in the same quarter of last year.

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GAAP operating expense for the third quarter was $12.7 million, approximately $1.5 million higher than the $11.2 million of operating expense last quarter, and approximately $5 million higher than the third quarter of last year. The increase compared to the prior quarter was largely due to a $4 million severance accrual related to the resignation of our former CEO, which was partially offset by a $2.3 million decrease in stock compensation expense.

Together with a small increase in product development expenses, the severance accrual accounted for most of the increase compared to the same quarter of last year. Regarding the severance accrual, I would like to note that only $1.1 million of the $4 million accrual remain payable at the end of Q3, 2021. Year-to-date, our GAAP operating expense was $32.5 million, approximately $7.9 million higher than the $24.7 million of year-to-date GAAP operating expense in fiscal 2020.

The year-over-year increase was primarily due to the severance accrual for our former CEO, and an increase in stock-based compensation. The net loss for the third quarter, on a GAAP basis, was $12.5 million, or a $0.20 loss per share, on 63 million weighted average shares outstanding. This compares to an $11 million net loss in Q2 of 2021, or a loss of $0.18 per share, and a $7. 6 million net loss or loss of $0.18 per share in Q3 of 2020.

Our weighted average shares were 41.9 million shares in Q3 2020. The year-over-year increase in the share count was mainly due to the completion of our at-the-market offering, or ATM, in the fourth quarter of 2020, which raised an additional $38.8 million of cash and added 18.9 million shares. Now, for a non-GAAP view of our numbers for the quarter, as we believe adjusted or non-GAAP reporting provides a useful comparison for investors, especially for a company at our stage, when used together with GAAP information.

Excluding approximately $4 million of severance, approximately $1.9 million of stock compensation, and approximately $69,000 of depreciation expense from our total Q3 GAAP operating expense of $12.7 million, net non-GAAP operating expense was approximately $6.6 million. A decrease of approximately $263,000 compared to the prior quarter, and an increase of approximately $1.1 million compared to Q3 of last year.

Non-GAAP operating loss for Q3 was $6.4 million and approximately $279,000 lower loss compared to Q2, and an approximately $930,000 higher loss when compared to Q3 of last year. As a reminder, Q3 of 2020 had reduced spending due to the business disruption, lower travel expense, etc., due to the COVID pandemic.

Non-GAAP engineering expense was $3.5 million for Q3, an approximately $56,000 decrease versus the prior quarter, and an approximately $456,000 increase compared to the same period last year. The year-over-year increase was mainly attributable to higher chip design costs and engineering supplies costs.

Non-GAAP SG&A expense was $3.2 million, a decrease of approximately $200,000 versus the prior quarter, and an increase of approximately $600,000 compared to Q3 last year. The decrease compared to the prior quarter was mainly due to the annual meeting-related expenses in Q2.

The increase over the prior year’s quarter was mainly due to an increase in headcount and consulting costs in sales and marketing, and also higher recruiting costs. Year-to-date, our total non-GAAP expense was $20 million, $1.9 million higher than the $18.1 million of year-to-date non-GAAP expense in fiscal 2020. The increase was mainly due to increases in chip design costs, sales and marketing personnel costs, and recruiting costs.

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Turning to the balance sheet, we ended Q3 with $28.3 million in cash and remain debt-free. Also, as we mentioned in our earnings release, in Q4 we have raised gross proceeds of $27.9 million in cash from our ATM financing, which we announced in a filing with the SEC last month.

We expect our Q4 net non-GAAP operating expense run rate to remain in our current range, averaging approximately $6.6 million per quarter. Overall, excluding one-time items, our 2021 non-GAAP operating expenses should reflect an approximately 10% increase over fiscal 2020 non-GAAP expenses. I will now turn the call back to Cesar.

Cesar Johnston

Thank you, Bill. Operator, we would like now to open up the call for questions.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press “*” then “2.” At this time, we will pause momentarily to assemble our roster.

Our first question comes from Suji Desilva with Roth Capital. You may go ahead.

Suji Desilva

Hi Cesar. Hi Bill. So, question on the Renasas agreement and the transfer of the four products back. What are the manufacturing costs and budget business model applications of this…the way you sell the products as that transfer happens? Just to understand the difference of the go-forward model?

Cesar Johnston

Yes, so you’re asking some details of the agreement definitely. As far as the transfer, we own test lines with some local partners, and those are being done as we speak right now. That includes the movement of wafers devices and the setup…and hardware…related hardware, and the setup of those in our test lines, which by the way are in parallel with some of the other products that we have related to GAN and CMOS PA controllers, okay? Now, as far as the costs are concerned, at a high level, there was an agreement with Dialog where we share the cost, and that extra expense that Dialog will share with us is no longer there. So, we will pretty much add that to our overall revenue, okay? Any other questions? Suji does that answer it?

Suji Desilva

Yes sure…yes, that’s okay. And then if we look at these two partners you have Wiliot and TAGnology, what is the…what are the next steps in those partnerships in the go-to-market for customers, and what do they bring to Energous in terms of market regions interaction?

Cesar Johnston

Yes. Thanks for that. That’s a very good question. There are two types of partners that we have. There are partners that are, call them integrators or systems partners, in this case technology. And what they bring and they add is they add the potential to further our capabilities in the engineering side and development side to support other potential customers

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specifically here in the European Union. So, it’s an extension of our team, our A team or it’s A team. And they are focused today on training potential customers and also helping us find new customers that would need access to our development kits. So that’s the technology side. Now, when it comes to Wiliot, Wiliot is a different type of partnership. That is a partnership where two companies, in this case Energous and Wiliot with very specific low power tags have together partnered in such a way that we have a very unique and very special solution targeted to Active Power Transmission, okay? Targeted at being able now to open up a new market of low power tags that are very, very similar to RFID but are way much more smarter because they have very specific, very low power CPU base devices with BLE interfaces and they are extremely low cost.

So, together we are opening up a brand new IoT vertical market that was non-existent and we are through our very special transmitters, in this case our 1-watt transmitter, we are now able to deploy wireless power networks with no distance limitations across any potential industrial, retail, or healthcare floor, and it has been enable to piggyback on Wi-Fi networks and deploy together systems of that type. Now, as far as what are the next steps with them, we worked very closely together for months in the development of the technology. We certainly will continue to move forward as we progress on this market, on the technology side, and on the business side there are multiple potential customers that we’re looking at, that we will be opening up and doing POCs as we move forward. And as we prove and show the technology, those customers will eventually use that to track devices and being able to find devices anywhere on those three markets that I described to you; industrial, healthcare, and retail.

Suji Desilva

Okay, great. Thanks Cesar. And then last question on the FCC approval there at any distance? What are the implications of that from a technology kind of differentiation perspective and what are the market implications of that? Is it really the energy tags you can now do across a retail or other setting or? Any color there would be helpful.

Cesar Johnston

Great question. As you know, we’ve been pushing standards for wireless power networks for years. We’ve been pushing the technology on that area. In the case of the 1-watt systems, we have a unique solution that allow us to pass par 15, which we have now demonstrated, and by virtue of that, have no distance limitation. And by using multiple transmitters, again, by spreading those along the lines of Wi-Fi access points or even within shelves and different places in a given plant or industrial site, we can actually have no limit on distance.

Suji Desilva

Okay. Alright. Thanks Cesar.

Cesar Johnston

Yes. Thank you.

Operator

Our next question comes from Jon Hickman with Ladenburg. You may go ahead.

Jon Hickman

Hey, I have two questions. One is, I think you mentioned that you were setting yourself up for deliverables for Q4 of this year. Does that translate into chip sales for this quarter?

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Cesar Johnston

Hi John, how are you?

Jon Hickman

I’m good.

Cesar Johnston

Glad to talk to you today. Yes, and what we’re doing is we have chips, and we have actually systems that have been integrated into transmitters, so our…we’re ramping up contract manufacturing lines that allow us to build those in such a way that we can fulfill the orders that we have at hand right now. So, it’s a combination of the chips, and that certainly has a value on it. But we also benefit from the fact that we’re putting those transmitters together, which adds an extra value on top of that.

Jon Hickman

Okay. So were there any product sales in Q3 or was that all like R&D.

Cesar Johnston

Definitely, I mean we have evaluation kits and that’s part of the sales that we’ve done. And we continue to do and we’ve been doing that for a while.

Jon Hickman

Okay. My last question is so now you’re going to have to build the sales and marketing organization?

Cesar Johnston

Yes. Okay so…

Jon Hickman

Dialog’s out of the picture?

Cesar Johnston

Great question. We always get that question. So, we do have a marketing sales organization, okay? It’s always been there, and they’ve always been connected and engaged with Dialog, certainly the fact the Dialog was there, added to what we have. But the relationship has always been that we operated similar to a business unit where that context came through Dialog, and our team here took ownership and partnered with them. But we always took the lead as we were the ones that have the knowledge of the technology and the operation and could close the deals. So, we do have that team, and that team is still intact here. Now, the question is, will we need to add further in the future? Yes, as we grow the business we will definitely consider that.

Jon Hickman

Okay. So, just…are you going to look around for another partner like Dialog or are you going to just do the manufacturing, sales etc?

Cesar Johnston

At this point in time, we can do the manufacturing, I mean we’ve been enabled for years. Again, if you recall, during the presentation, I mentioned that only a limited number of devices were with Dialog. We have other devices including our GAN line of products and other controllers. So, we are perfectly capable of doing that, and we’ll continue to do that and now certainly we will evaluate if other opportunities show up, but it’s a matter of whether the potential partnership makes sense or not to Energous.

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Jon Hickman

Okay. Thank you.

Cesar Johnston

Thank you.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Cesar Johnston for any closing remarks.

CONCLUSION

Cesar Johnston

Thank you. We would like to thank our investors and partners for their ongoing support. We’re making the future of WattUp wireless power networks a reality, and have started ramping up production and delivery. We will continue working to enable new markets via our regulatory efforts, while we will also continue to push our technologies to deliver higher power levels, to open up future opportunities, resulting in new potential revenue streams. We look forward to updating you next quarter. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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